UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2010

DELEK US HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32868	52-2319066
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 771-6701

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 5, 2010, Delek Finance, Inc. (“Finance”), a wholly owned direct subsidiary of the registrant, Delek US Holdings, Inc. (the “Company”), entered into two promissory notes in the principal amounts of $30 million and $20 million (collectively the “New IDB Notes”) with Israel Discount Bank of New York (“IDB”). The New IDB Notes terminate promissory notes with IDB in the original principal amounts of $30 million and $15 million (collectively the “Prior IDB Notes”). Approximately $39 million of principal was outstanding under the Prior IDB Notes at the time of the execution of the New IDB Notes.

The maturity date of the Prior IDB Notes was December 31, 2011, and the maturity date of the New IDB Notes is December 31, 2013. The interest rate for the New IDB Notes is the same as the interest rate under the $15 million Prior IDB Note. Quarterly principal amortization payments of approximately $2 million were made under the Prior IDB Notes during the first three quarters of 2010. Under the New IDB Notes, quarterly amortization payments of $2 million will not begin until the end of the first quarter of 2011. As was the case under the Prior IDB Notes, Finance’s obligations under the New IDB Notes are guaranteed by the Company and secured by the Company’s shares in Lion Oil Company.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above for a description of the New IDB Notes.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 6, 2010	DELEK US HOLDINGS, INC.

	By:	/s/ Mark B. Cox

	Name:	Mark B. Cox
	Title:	EVP / Chief Financial Officer